Exhibit 99.1

August 31, 2018

Via Federal Express 8055 6381 9940

Board of Directors

TSR, Inc.

400 Oser Avenue

Hauppauge, NY 11788

Re:	TSR, Inc.; Recent Board Actions.

To the Board of Directors of TSR, Inc.

Enclosed please find a letter from my client regarding the above referenced matter.

Sincerely,

/s/ Ernest Leonard
Ernest Leonard, Esq.

EWL/dcp

Enclosure

Fintech Consulting LLC, dba ApTask

120 Wood Avenue South, Suite 300

Iselin, NJ 08830

August 31, 2018

Via Overnight Delivery

Board of Directors

TSR, Inc.

400 Oser Avenue

Hauppauge, NY 11788

Re:	TSR, Inc.; Recent Board Actions.

To the Board of Directors of TSR, Inc.

Fintech Consulting, LLC, dba ApTask (“Fintech”) is a shareholder of TSR, Inc. (“TSR”), having purchased 376,000 shares of common stock from Joseph F. Hughes and Winifred M. Hughes on July 20, 2018. This acquisition was reported to the SEC by TSR in a Form 8K filing on July 25th.

Within weeks of this purchase, the Board of Directors of TSR took three significant acts.

First, on July 27th, the Board increased its membership from five to seven, adding Mr. Joseph Pennacchio and William Kelly as members. This change was reported to the SEC in a Form 8K filing on July 30th. The filing identified Mr. Pennacchio as the brother-in-law of CEO Christopher Hughes and described Mr. Kelly as one who qualifies as an independent director under NASDAQ rules.

Second, on August 9th, TSR entered into a new employment contract for Mr. Hughes, presumably approved by the newly constituted Board of Directors. The August 9th Form 8K filing stated that the new contract was for a term of three years, nine months, provided for a $400,000 base salary plus a discretionary bonus. The contract also provides for generous severance pay in the event of a termination other than for “Cause” or should Mr. Hughes decide to voluntarily resign after a change in control.

Third, on August 29th, the new Board approved a shareholders Rights Agreement (otherwise known as a “poison pill”) and amended the bylaws to remove the ability of the majority shareholders to call a special stockholders meeting. This was announced by a Form 8K filing dated August 29, 2018.

These actions of the Board of Directors raise serious concerns. Accordingly, we request that following questions be answered.

Concerning the addition of Mr. Pennacchio and Mr. Kelly to the Board:

1)  What were the reasons for the Board of Directors’ actions in increasing its membership from five to seven?

Board of Directors

TSR, Inc.

August 31, 2018

2)   At what meetings was the decision to increase the Board membership discussed? Please provide copies of minutes of these meetings.

3)   What was the process in selecting Mr. Pennacchio and Mr. Kelly as additional Board members? Specifically, describe the selection process, the interview process, the identify of other candidates who were considered, and the timing of the process.

4)   What are Mr. Pennacchio’s qualifications to serve on the Board of Directors of TSR?

5)   What are Mr. Kelly’s qualifications to serve on the Board of Directors of TSR?

6)   At the time of his selection, what business, personal and family relationships existed between Mr. Pennacchio and any member of the Board (other than being Christopher Hughes’ brother-in-law)?

7)   At the time of his selection, what business, personal and family relationships existed between Mr. Kelly and any member of the Board?

Concerning the employment contract with Mr. Hughes:

1)   Did the Board of Directors approve the new employment agreement? If so, please describe how each member voted. That is, who voted in favor, who voted in opposition and who did not vote.

2)   What process did the Board, or any committee of the Board, follow in determining that the new agreement was appropriate and necessary.

3)   Were there any performance reviews for Mr. Hughes that the Board considered?

4)   Did the Board consider any outside evaluations or reports of executive compensation for similar companies? If so, please describe.

5)   At what meetings was the decision to enter into this new contract discussed? Please provide copies of minutes of these meetings.

6)   Was the possibility of a change in control of TSR considered in entering into this new contract? If so, describe what was considered.

7)   What compensation (type, amount and dates) has been paid to Mr. Hughes from November 29, 2017 to date?

Board of Directors

TSR, Inc.

August 31, 2018

Concerning the Amendment to the By-Laws and the Shareholder Rights Agreement:

1)   What were the reasons for amending the By-Laws in the manner described in the Form 8K filing dated August 29th?

2)   At what meetings was this decision discussed? Please provide copies of minutes of these meetings.

3)   How did each member of the Board vote on this amendment to the By-Laws? That is, who voted in favor, who voted in opposition and who did not vote.

4)   Describe all reasons of the Board in deciding on the dividend and the Rights Agreement described in the Form 8K filing dated August 29th.

5)   At what meetings was this decision discussed? Please provide copies of minutes of these meetings.

6)   What are the reasons that the Board considers the dividend and the Rights Agreement described in the Form 8K filing dated August 29th to be in the best interest of TSR and its shareholders? Describe in full these reasons.

7)   Describe how each member of the Board voted to approve the dividend and the Rights Agreement described in the Form 8K filing dated August 29th. That is, who voted in favor, who voted in opposition and who did not vote.

8)   What threats did the Board of Directors perceive in approving the actions described in the Form 8K filing dated August 29th?

By this letter, Fintech formally requests answers to these questions no later than Friday, September 7, 2018. Further, we request copies of the minutes of all meetings TSR’s Board of Directors, and any committees thereof, from July 20, 2018 to the present. Finally, we ask that all answers be publicly provided via a press release that is readily available to all shareholders. Thank you for your prompt attention to this very serious matter.

Sincerely,

/s/ Taj Haslani
Taj Haslani, Managing Member